Exhibit 3.15(c)

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS OF

OF

SERIES A PREFERRED STOCK

CBRE-PROFI ACQUISITION CORP.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

CBRE-Profi Acquisition Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Corporation, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the said Board of Directors has adopted the following resolution creating a series of Preferred Stock, designated as Series A Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation’s Certificate of Incorporation, effective immediately, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock,” without par value, and the number of shares constituting such series shall be 500. Such number of shares may be decreased (but may not be increased) by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred stock to a number less than that of the shares then outstanding pins the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2. Dividends.

(i) The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of $75.00 per quarter on each share of Series A Preferred Stock, payable on the last day of each quarter commencing March 31, 1999 (prorated for partial quarters) out of funds legally available therefor in cash (the “Preference Dividend”). Such dividends shall be payable automatically without action by the Board of Directors to the extent of legally available funds.

In the event the Preference Dividend is not paid within ten business days after the last day of the quarter to which it relates, it will bear compound interest at a fixed rate of 8% per annum; provided, however, that if applicable law restricts or prohibits the declaration or payment of the Preference Dividend, no dividend shall be required to be declared and paid and no interest shall accrue thereon or be paid to the extent so restricted or prohibited.

(ii) Until all accrued and unpaid Preference Dividends (and all accrued and unpaid interest thereon) on the Series A Preferred Stock have been paid in full.

(a) no shares of Common Stock shall be redeemed by the corporation,

and

(b) no dividends (including dividends payable in the Common Stock of the corporation, dividends payable in warrants to purchase Common Stock and dividends payable in securities convertible or exchangeable into shares of Common Stock of the Corporation) shall be paid or declared and set apart on any series of Preferred Stock or Common Stock of the corporation (and in the case of Common Stock, no dividends shall accrue on such Common Stock).

Nothing set forth in this Certificate shall limit the corporation’s ability to effect a stock split or reverse stock split.

3. No Dividends in Excess of Preference Dividends. The Holders of the Series A Preferred Stock shall not be entitled to receive any dividend other than the Preferred Dividend.

4. Liquidation.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, all accrued but unpaid dividends and interest (if any) thereon (subject to applicable law) and $10,000 per share of Series A Preferred Stock (proportionately adjusted for any stock dividends, combinations or splits with respect to such shares), reduced by any prior payments to such holder (not including accrued but unpaid dividends and accrued interest thereon) in connection with any liquidation, dissolution or winding up.

(b) No Distributions in Excess of Liquidation Preference. With respect to the distribution of any remaining assets of the Corporation in connection with a liquidation, dissolution or winding up, the holders of the Series A Preferred Stock shall not be entitled to receive any amount in excess of the liquidation preference.

5. No Voting Rights. The holders of Series A Preferred Stock shall have no voting rights except as required by applicable law.

6. Redemption. At the individual option of each holder of shares of Series A Preferred Stock the Corporation shall redeem on the first business day of any month after April 30, 1999 (each a “Series A Optional Redemption Date”) the number of shares of Series A Preferred Stock held by such holder that is specified in a written request for redemption delivered to the Corporation at least 30 days prior to the Series A Optional Redemption Date by paying in cash therefore $10,000 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accumulated, but unpaid dividends on such shares (the “Series A Redemption Price”). A written request for redemption from any holder of Series A Preferred Stock shall not be effective unless accompanied by a certificate or certificate for not less than the number of shares to be redeemed. On June 1, 1999 or on the first day of any subsequent month (each a “Mandatory Redemption Date”) the Corporation may redeem any or all of the shares of Series A Preferred Stock by delivering a written notice of redemption to the holder or holders of such shares at least 30 days prior to the Mandatory Redemption Date. Such redemption shall be made at the Series A Redemption Price. At least 10 days prior to the Mandatory Redemption Date each holder of shares being redeemed shall deliver to the Corporation a certificate or certificate for not less than the number of shares being redeemed. To the extent a holder of Series A Preferred Stock delivers to the Corporation a certificate or certificates for more than the number of shares being redeemed, the Corporation shall issue to the holder a certificate for the excess shares. If a holder fails to deliver a certificate or certificate for the number of shares to be redeemed on a timely basis the redemption shall be deemed effective without payment of the Series A Redemption Price which price shall be paid when such certificate or certificates have been delivered to the Corporation.

The Series A Redemption Price shall be paid by wire transfer in U.S. dollars to an account specified by the holder, or if no or incomplete wiring instructions are provided by a check in U.S. dollars mailed to the last address specified by the holder in writing.

If the funds of the Corporation legally available for redemption hereunder on any Series A optional or mandatory Redemption Date are insufficient to redeem the total number of share to be redeemed on such date those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. Any shares not redeemed shall remain outstanding and be entitled to all rights and preferences provided herein. At anytime thereafter when additional funds are legally available for redemption such funds will be used immediately to redeem the maximum number of shares which the Corporation has become obliged to redeem, but which it has not redeemed.

7. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of directors, subject to the conditions and restrictions on issuance set forth herein.

8. Restrictions and Limitations. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, (i) issue any other equity security (including any security convertible into or exercisable for any equity security) senior to or on parity with the Series A Preferred Stock as to dividend rights or liquidation preferences or (ii) without the vote or written consent by the holders of a majority of the then outstanding shares of Series A, amend its Certificate of Incorporation if such amendment would change any of the rights, preferences or privileges provided for herein for the benefit of Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be duly executed by its President and attested to by its Assistant Secretary this 26th day of February, 1999.

/s/ Walter V. Stafford
Walter V. Stafford, Vice President

Attest:

/s/ Judy D. Phoenix
Judy D. Phoenix,
Assistant Secretary

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